FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-261279-03

BANK 2023-BNK45 **PUBLIC PRICING DETAILS**

NEW ISSUE CMBS: approx. $599.606mn BANK 2023-BNK45

CO-LEAD MANAGERS & BOOKRUNNERS: BofA Securities, Wells Fargo Securities and Morgan Stanley
CO-MANAGERS: Academy Securities, Inc. and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

CLASS	Fitch/Moody’s/KBRA	SIZE($MM)	WAL(YRS)	CE%	WINDOW	DY%	LTV%		Spread	Yield	Price
A-1	AAAsf/Aaa(sf)/AAA(sf)	$12.454	2.72	30.000%	1-59	19.4%	35.7%	P+120	5.4310	5.4060	99.9993
A-2	AAAsf/Aaa(sf)/AAA(sf)	$128.509	4.93	30.000%	59-60	19.4%	35.7%	P+130	5.6580	4.9715	102.9983
A-SB	AAAsf/Aaa(sf)/AAA(sf)	$15.769	7.14	30.000%	60-110	19.4%	35.7%	P+150	5.4670	4.9814	102.9980
A-3	AAAsf/Aaa(sf)/AAA(sf)	$3.008	6.89	30.000%	83-83	19.4%	35.7%	P+160	5.0750	5.0952	99.9945
A-4	AAAsf/Aaa(sf)/AAA(sf)	$100.000	9.52	30.000%	110-117	19.4%	35.7%	P+143	4.9370	4.8292	100.9961
A-5	AAAsf/Aaa(sf)/AAA(sf)	209.226	9.84	30.000%	117-119	19.4%	35.7%	P+145	5.2030	4.8423	102.9990
A-S	AAAsf/Aa2(sf)/AAA(sf)	$71.182	9.89	19.375%	119-119	16.9%	41.2%	P+190	5.6510	5.2911	102.9978
B	AA-sf/NR/AA-(sf)	$34.335	9.95	14.250%	119-120	15.9%	43.8%	P+240	6.1480	5.7898	102.9935
C	A-sf/NR/A-(sf)	$25.123	9.98	10.500%	120-120	15.2%	45.7%	P+365	6.2795	7.0393	95.7148

POOL BALANCE:	$705,212,280
NUMBER OF LOANS/PROPERTIES:	24/35
WA MORTGAGE INT. RATE:	6.3008%
WA CUT-OFF LTV:	51.1%
WA UW NCF DSCR:	1.88x
WA UW NOI DEBT YLD:	13.6%
WA ORIG TERM TO MATURITY:	108
TEN LARGEST LOANS:	75.2%
LOAN SELLERS:	MSMCH(37.4%), WFB(37.0%),BANA/WFB(14.9%),BANA(10.6%)
TOP 5 STATES:	AZ(13.4%),MA(12.0%),FL(11.8%),IL(10.7%),NC(9.9%)
TOP 5 PROPERTY TYPES:	RT(36.1%),OF(28.1%),HT(13.9%),IND(11.2%),MU(9.9%)

RISK RETENTION	Eligible vertical interest ("V")

MASTER SERVICER:	Wells Fargo Bank
SPECIAL SERVICER:	LNR Partners, LLC
TRUSTEE:	ComputerShare
CERT ADMIN:	ComputerShare
TRUST ADVISOR:	Park Bridge
INITIAL CONTROLLING CLASS REP:	LD III Sub XI, LLC

Expected Pricing:	PRICED
Expected Settlement:	February 23, 2022

Attached:	TERM SHEET, ANNEX A-1, PRELIM PROSPECTUS

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS COMMUNICATION IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THIS OFFERING AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.